Exhibit 3.2

PALMETTO REAL ESTATE TRUST

BY-LAWS

Reference herein to the Declaration shall apply to the Declaration of Trust establishing Palmetto Real Estate Trust dated January 4, 1971, as from time to time amended.

All words and terms capitalized in these By-Laws shall have the same meaning as they have in the Declaration.

ARTICLE I.

Shareholders Meetings

Section 1.1.            Annual Meeting. The Annual Meeting of Shareholders shall be held after delivery to the Shareholders of the annual report described in Section 2.13 of the Declaration and within six months after the end of the fiscal year. In the event that the Annual Meeting of Shareholders is not held in a year as provided above, a Special Meeting of Shareholders may be held in lieu thereof with all the force and effect of an Annual Meeting.

Section 1.2.            Special Meetings. Notice of Special Meetings of Shareholders requested in accordance with Section 7.3 of the Declaration shall be given no later than 30 days from receipt of such request by the Chairman or the Secretary.

Section 1.3.            Chairman. The Chairman shall act as Chairman at all meetings of the Shareholders; in his absence, the President (if any) shall act as Chairman, and, in the absence of the Chairman and the President, the Trustee or Trustees present at each meeting shall elect a Chairman who may be one of themselves.

Section 1.4.            Time and Place. All meetings of Shareholders shall be held at such time, on such day, and at such place, as the Trustees may from time to time determine, which time, day and place shall be designated in the Notice of the Meeting.

Section 1.5.            Notice. Notice of all meetings shall be given in the manner prescribed in Section 7.4 of the Declaration.

ARTICLE II.

Trustees Meetings

Section 2.1.            Annual and Regular Meetings. The Trustees shall hold an Annual Meeting as soon as practicable after the Annual Meeting of Shareholders. Regular meetings of the Trustees may be held without call or notice at such place and times as the Trustees may from time to time determine.

Section 2.2.            Special Meetings. Special Meetings of the Trustees shall be held upon the call of the Chairman, the President (if any), the Secretary or any two of the Trustees, at such time, on such day, at such place, as shall be designated in the call of the meeting.

Section 2.3.            Notice. Notice of a meeting shall be given by mail or by telegram or delivered personally. If notice is given by mail, it shall be mailed not later than the third business day preceding the meeting (excluding from such computation the day of the meeting itself) and if by telegram or personal delivery such telegram shall be sent or delivery not made later than the business day preceding the meeting. Notice of a meeting of Trustees may be waived before or after such meeting by signed written waiver. No notice need be given of action proposed to be taken by written consent. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Unless otherwise specified in the notice, any and all business may be transacted at any Trustees Meeting.

Section 2.4.            Chairman:  Records. The Chairman shall act as Chairman at all meetings of the Trustees; in his absence, the President (if any) shall act as Chairman, and, in the absence of the Chairman and the President, the Trustees present shall elect one of their number to be Chairman. The results of all actions taken at a meeting of the Trustees shall be recorded by the Secretary.

Section 2.5.            Action Without a Meeting. Action may be taken by the Trustees without a meeting as set forth in Section 2.10 of the Declaration. The Secretary shall keep a record of all such actions.

Section 2.6.            Meetings by Conference Telephone, etc. Meetings of the Trustees may be held by means of conference telephone or similar communications equipment as provided in Section 2.7 of the Declaration.

ARTICLE III.

Officers

Section 3.1.            Remuneration. The officers of the Trust shall be a Chairman (who shall be a Trustee), a Secretary and a Treasurer (who need not be a Trustee) an such Vice Presidents, Assistant Treasurers, Assistant Secretaries and other officers (none of whom need be Trustees) as may be determined from time to time by the Trustees. Any two or more offices may be held by the same person.

Section 3.2.            Election and Tenure. The Chairman, President (if any), Secretary and Treasurer shall be elected by the Trustees at their first meeting and thereafter at the Annual Meeting of the Trustees. Such officers shall hold office until the next Annual Meeting of the Trustees and until their successors have been duly elected and qualified. Such officers may be removed, with or without cause, at any meeting by a majority of the Trustees. All other officers of the Trust may be appointed at any meeting of the Trustees and shall hold office for any term, or indefinitely, as determined by the Trustees. Each officer of the Trust will be subject to removal, with or without cause, at any time by affirmative vote of a majority of the Trustees. Any officer may resign at any time by notice in writing signed by such officer and delivered or mailed to the Chairman or to the Secretary, and such resignation shall take effect immediately upon receipt by the Chairman or Secretary or at a later date according to the terms of the instrument.

Section 3.3.            Vacancy in Office of Chairman, Secretary, and Treasurer. Any vacancy in the office of Chairman, or President (if any), Secretary or Treasurer, resulting from resignation, death or removal may be filed by the Trustees at any subsequent meeting and the officer so elected shall hold office until the next Annual Meeting of the Trustees and until his successor has been duly elected and qualified.

Section 3.4.            Bonds and Surety. Any officer may be required by the Trustees to give bond for the faithful performance of his duties in such amount and with such sureties as the Trustees may determine.

Section 3.5.            Chairman, President and Vice Presidents. The Chairman shall preside, when present, at meetings of the Shareholders and meetings of the Trustees. The Chairman shall be the chief executive officer of the Trust. Subject to the direction of the Trustees, the Chairman and the President (if any) each shall have power in the name and on behalf of the Trust to execute any and all deeds, mortgages, contracts, agreements and other instruments in writing, and to employ and discharge employees and agents of the Trust. Unless otherwise directed by the Trustees, both the Chairman and the President shall each have full power and authority, on behalf of all the Trustees, to attend and to act and to vote, on behalf of the Trust, at any meetings of business organizations in which the Trust holds an interest, or to confer such powers upon any other persons. Upon the request of the Advisor, if any, either the Chairman or the President shall, on behalf of the Trustee, construe and interpret and contract with the Advisor and shall define the limits of the authority of the Advisor. The Chairman and the President shall have such further authorities and duties as the Trustees shall from time to time determine.

Subject to the direction of the Trustee, each Vice President shall have the power in the name and on behalf of the Trust to execute any and all deeds, mortgages, contracts, agreements and other instruments in writing, and, in addition, shall have such duties and powers as shall be designated from time to time by the Trustees or by the Chairman or President.

Section 3.6.            Duties of the Secretary. The Secretary shall keep the minutes of all meetings of, and record all votes of, Shareholders, Trustees an the Executive Committee, if any. He shall be custodian of the seal of the Trust and he (and any other person so authorized by the Trustees) shall affix the seal or, if permitted, a facsimile thereof, to any instrument requiring it and attest the same. He shall perform all duties commonly incident to his office, and shall have such other authorities and duties as the Trustees shall from time to time determine. The Secretary may, at his discretion, delegate any of his duties, including those specified herein, to such Assistant Secretaries as the Trustees may from time to time appoint; provided that if any or all of such Assistant Secretaries shall not be a Trustee, the Trustees may adopt and from time to time amend or repeal standing orders for any or all such Assistant Secretaries regulating the exercise of their duties and authorities, and including such other regulations and restrictions as the Trustees may wish to impose on such persons. Unless otherwise limited by the Trustees, an

Assistant Secretary shall have the power to affix the seal to any instrument requiring it and attest the same.

Section 3.7.            Duties of the Treasurer. Subject to the direction of the Trustees, the Treasurer shall have the general supervisor of the moneys, funds, securities, notes receivable and other valuable papers and documents of the Trustee, and shall have and exercise under the supervision of the Trustees all powers and duties normally incident to his office. He may endorse for deposit or collection all notes, checks and other instruments payable to the Trust or to its order. He shall deposit all funds of the Trust in such depositories as the Trustee shall designate. He shall be responsible for such disbursements of the funds of the Trust as may be ordered by the Trustees. He shall keep accurate books of account of the Trust’s transactions which shall be the property of the Trust and which, together with all other property of the Trust in his possession, shall be subject at all times to the inspection and control of the Trustees. He shall have such other duties and authorities as the Trustees shall from time to time determine. The Treasurer may, at his discretion, delegate any of his duties, including those specified herein, to such Assistant Treasurers as the Trustees may from time to time appoint. The Trustees may designate any other person or officer to assist the Treasurer in certain of his duties, provided, that if any such person shall not be a Trustee, or if the Treasurer or any Assistant Treasurer shall not be a Trustee, the Trustees may adopt and from time to time amend or repeal standing orders for such persons regulating the endorsement of all instruments payable to the Trust and for the disbursement of funds of the Trust, and including such other regulations and restrictions as the Trustees may wish to impose on such persons. The Treasurer, if any, shall be the principal accounting officer of the Trust and, unless the Trustee shall otherwise determine, shall be also the principal financial officer of the Trust.

Notwithstanding any provision of this Section 3.7, the Trustees may, by contract with or by express request, authorize the Advisor, if any, to maintain bank accounts and deposit and disburse funds of the Trust on behalf of the Trust.

ARTICLE IV.

Committees

Section 4.1.            Executive Committee. The Trustees may, at any time, at their discretion, elect an Executive Committee consisting of such two or more Trustees as the Trustees may elect, to serve for such term as the Trustees may decide. The Executive Committee may exercise some or all powers of the Trustees between meetings of the Trustees as may be delegated to it by the Trustees, except, however, the power:

(a)           to change the principal office of the Trust;

(b)           to amend the By-Laws;

(c)           to issue Shares of Beneficial Interest;

(d)           to elect Trustees, Chairman, President, Secretary or Treasurer;

(e)           to change the number of the Trustees and to fill vacancies in the Trustees;

(f)            to remove officers or Trustees from office;

(g)           to authorize the payment of any dividend or distribution to Shareholders;

(h)           to authorize the reacquisition for value of Shares of Beneficial Interest of the Trust; or

(i)            to take any action which under the Declaration requires the vote of a majority, or two-thirds of the Trustees.

The presence in person or two-thirds of its members shall be necessary to constitute a quorum for the transaction of business at any meeting of the Executive Committee. The vote of a majority of members present at a meeting at which a quorum is present shall be the act of the Executive Committee. Meetings of the Executive Committee shall be called upon request of any member of the Executive Committee.

Section 4.2.            Other Committees. The Trustees may appoint from among their number, such other committees as they may from time to time deem desirable, to continue for such time and to exercise such powers (subject to the limitation imposed upon the Executive Committee under Section 4.1) as the Trustees may prescribe.

Section 4.3.            Rules and Regulations of Committees. Except as the Trustees may otherwise determine, each Committee (including the Executive Committee) elected or appointed by the Trustees may adopt such standing rules and regulations for the conduct of its affairs as it may deem desirable, but unless otherwise provided by the Trustees or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by the Declaration or these By-Laws for the conduct of business by the Trustees.

ARTICLE V.

Board of Consultants

Section 5.1.            Members. UNREADABLE

Section 5.2.            Meetings. UNREADABLE

Section 5.3.            Termination of Membership. Any membership of the Board of Consultants shall be terminated by resignation, death or removal by a majority of Trustees with or without cause.

ARTICLE VI.

Checks, Notes, Drafts, etc.

Checks, notes, drafts, acceptances, bills of exchange and all other orders or obligations for the payment of money shall be signed by such Trustee or Trustees or officer or officers, or person or persons, including the Advisor, and in such manner as shall from time to time be determined by the Trustees (including the use of facsimile signatures and the use of a facsimile of the Trust seal, if otherwise required, on Securities of the Trust as provided in Section 3.7 of the Declaration).

ARTICLE VII.

Amendments

These By-Laws may be amended, or repealed, in whole or in part, at a meeting of the Trustees by affirmative vote of a majority of the Trustees.